CLIFFORD CHANCE                                    LIMITED LIABILITY PARTNERSHIP

                                                               EXECUTION VERSION
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                              DATED 8 NOVEMBER 2006

                                  TRIVENTURA AG

                                       AND

                                DEUTSCHE BANK AG

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                        BILATERAL EQUITY LINKED CONTRACT

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THIS AGREEMENT is made on 8 November 2006

BETWEEN

(1) TRIVENTURA AG c/o Schatti + Partner AG, Zugerstrasse 76b, 6340 Baar, Switzerland (the "Company"); and

(2) DEUTSCHE BANK AG, Taunusanlage 12, 60325 Frankfurt am Main, Germany (the "Bank").

IT IS AGREED as follows

1.   DEFINITIONS

1.1  In this Agreement, the following terms have the following meanings:

     "Adecco" means Adecco S.A., Cheserex (CH);

     "Adecco Share" means an ordinary registered share, currently of CHF 1.00 par value, in the share capital of Adecco;

     "Adecco Shareholder" means the person in whose name a Adecco Share is for the time being registered in the register of Adecco Share ownership maintained by or on behalf of Adecco;

     "Adjustment Event" means each of the events described in the Adjustment Provisions;

     "Adjustment Provisions" means the provisions set out in Schedule 2 (Adjustment Provisions);

     "Anti-Trust Event" means a notice from the Company to the Bank informing the Bank that the Company is required partially or fully to unwind the acquisition of the Initial Number of Units based on a non-challengeable order or decision of an anti-trust or competition authority of any competent jurisdiction;

     "Average Actual Sales Price" means the average price per Relevant Security at which such class of Relevant Securities were sold by the Selling Agent pursuant to Condition 4(b) (net of any transaction and dealing costs and expenses reasonably incurred by the Selling Agent, including applicable taxes, stamp duties, fees and charges charged by any relevant stock exchange and/or other relevant trading systems or platforms);

     "Bonus Issue" means, in respect of any Adecco Shares or other Relevant Securities, any issue of such Adecco Shares or such Relevant Securities credited as fully paid to the Adecco Shareholders or the holders of such Relevant Securities (as the case may be) by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve) other than a Dividend in Shares;

     "Business Day" means a day which is an Exchange Business Day and a day on which commercial banks are open for general business (including dealings in foreign currencies) in Zurich;
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     "Calculation Day Reference Price" means, in relation to each Calculation
     Day in the Determination Period, a price equal to the sum of the Current Market Price of each Adecco Share or other Relevant Security or other property comprising the Exchange Property on that Calculation Day divided by the Number of Outstanding Units on that Calculation Day.

     For the purpose of determining the Calculation Day Reference Price:

     (i) "Calculation Day" means the Maturity Date and each of the 9 Business Days following the Maturity Date;

     (ii) "Current Market Price" means, on a Calculation Day:

          (A) in respect of an Adecco Share or a Relevant Security that is traded on a Relevant Exchange, the Volume Weighted Average Price of such Adecco Share or Relevant Security; and

          (B) in respect of cash or a Relevant Security that is not traded on a Relevant Exchange, the Market Value of such cash or Relevant Security,

          as determined by the Calculation Agent in good faith and in a commercially reasonable manner on that Calculation Day; and

     (iii)"Determination Period" means the period from (and including) the Maturity Date to (and including) the ninth Business Day following the Maturity Date;

     "Calculation Period" means the period from (and including) the Closing Date, to (but excluding) the Maturity Date;

     "Call Option" means the call option contained in Schedule 1 Condition 2 (Call Option);

     "Call Option Delivery Amount" has the meaning set out in Schedule 1 Condition 2 (Call Option);

     "CHF" and "Swiss Francs" denote the lawful currency for the time being of Switzerland;

     "Closing Date" means 17 November 2006 or such other date as may be agreed between the Company and the Bank;

     "Conditions" means the terms and conditions set out in Schedule 1 (Conditions), and any reference to a numbered "Condition" is to the correspondingly numbered provision thereof;

     "Daily Settlement Calculation" means, in respect of a Calculation Day, the number of Units equal to:

     (i) where the Calculation Day Reference Price on such Calculation Day is less than or equal to the Initial Reference Price, the Number of Outstanding Units; or

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     (ii) where the Calculation Day Reference Price on such Calculation Day is greater than the Initial Reference Price but less than the Initial Reference Price increased by the Exchange Premium, the Number of Outstanding Units multiplied by the Exchange Ratio; or

     (iii) where the Calculation Day Reference Price on such Calculation Day is equal to or greater than the Initial Reference Price increased by the Exchange Premium, the Number of Outstanding Units multiplied by the Premium Exchange Ratio;

     "Deliver" means to deliver free of any Encumbrances other than:

     (i)  Encumbrances in favour of the Bank;

     (ii) any liens routinely imposed on all securities by any relevant clearing systems; or

     (iii) any registration or qualification requirement or prospectus delivery requirement for such shares pursuant to applicable securities laws,

     and in accordance with the applicable settlement procedures relating to a transfer of the property comprising the Units and "Delivery" shall be construed accordingly;

     "Determined by an Expert" means determined in good faith and in a commercially reasonable manner by an Expert acting as an expert;

     "Disposal Period" means the 5 Business Day period ending on the Maturity Date.

     "Dividend" means, in respect of any Adecco Shares or other Relevant Securities, the aggregate of all gross dividend (prior to any deduction in respect of withholding tax) or distribution of any kind on the class of capital represented by such Adecco Shares or such Relevant Securities which is received, or which would have been received, by the Company during the period from and including the Closing Date to and including the date this Agreement is terminated pursuant to Schedule 1 Condition (3) (Termination), whether in cash or otherwise and however described:

     (i) including, without limitation, a Dividend in Shares;

     (ii) excluding a Bonus Issue; and

     (iii) including, without limitation, any other issue of shares or other securities credited as fully or partly paid by way of capitalisation of profits or reserves;

     "Dividend in Shares" means, in respect of any Adecco Shares or other Relevant Securities, any issue of such Adecco Shares or such Relevant Securities credited as fully paid to the Adecco Shareholders or the holders of such Relevant Securities (as the case may be) by way of capitalisation of profits or reserves which is to be, or may at the election of the Adecco Shareholders or the holders of such Relevant Securities (as the case may be) be, issued instead of the whole or any part of a cash Dividend which

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     the Adecco Shareholders concerned or the holders of such Relevant
     Securities (as the case may be) would or could otherwise have received;

     "Effective Date":

     (i) for the purposes of Schedule 2 Item 1 (Offers and Schemes), means the Offer Closing Date;

     (ii) for the purposes of Schedule 2 Item 3 (Share Purchase or Redemption), has the meaning given in Item 3(c) (Share Purchase or Redemption - Effective Date);

     (iii) for the purposes of Schedule 2 Item 4 (Reorganisation), has the meaning given in Item 4(b) (Reorganisations - Effective Date);

     (iv) for the purposes of Schedule 2 Item 5 (Bonus Issues), has the meaning given in Item 5(b) (Bonus Issues - Effective Date);

     (v) for the purposes of Schedule 2 Item 6 (Rights Issues), has the meaning given in Item 6(b) (Rights Issues - Effective Date); and

     (vi) for the purposes of Schedule 2 Item 7 (Alteration to Nominal Value), has the meaning given in Item 7(b) (Alteration to Nominal Value - Effective Date);

     "Encumbrance" means a mortgage, charge, pledge, lien or other encumbrance securing any obligation of any person;

     "Event of Default" means one of those circumstances described in Condition 6 (Events of Default);

     "Event of Default Termination Date" means the date specified as such in the Termination Notice by the Bank, which date shall not be less than 20 Business Days and not more than 45 Business Days from the date on which the Termination Notice is delivered to the Company.

     "Ex Date" means the date on which any Dividend, securities or other property or rights are received, or would have been received, by the Company;

     "Exchange Business Day" means a day on which virt-x is scheduled to be open for trading for regular trading sessions and is open, notwithstanding that it may close prior to the scheduled closing time;

     "Exchange Premium" means 14.5 per cent.;

     "Exchange Property" shall initially comprise the Initial Number of Units and shall thereafter, on any given date after the date of this Agreement, include all Relevant Securities and other property arising out of or derived or resulting therefrom and such other property, in each case as may be deemed or required to comprise all or part of the Exchange Property pursuant to this Agreement, but excluding any such property as may or may be deemed to have ceased to form part of the Exchange Property,

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     including as the result of it being delivered to the Bank following the exercise of the Call Option. Except as described in the circumstances provided in Item 1 (Offers and Schemes) to and including Item 8 (Other Events; Contemporaneous Events), dividends and other income and other benefits and rights derived from the Exchange Property shall not comprise part of the Exchange Property;

     "Exchange Ratio" means the Initial Reference Price divided by the Calculation Day Reference Price;

     "Expert" means, in relation to any matter to be determined by an Expert, Deutsche Bank AG, London Branch or if such Expert is unable or unwilling to act, another independent investment bank and/or a firm of accountants which is, in either case, of international repute, appointed to act as an expert for the purposes of such matter in accordance with this Agreement;

     "Fair Market Value" means:

     (i) except for the purpose for the Adjustment Provisions, in respect of the outstanding obligations of the Company under this Agreement on any date, the fair market value of such obligations taking into consideration the Market Factors; and

     (ii) for the purpose of the Adjustment Provisions:

          (A) with respect to a cash Dividend or other cash amount the amount of such cash; and

          (B) with respect to any other property on any date, the fair market value of that property as Determined by an Expert,

          provided, however, that in any such case:

          (C) where options, warrants or other rights are publicly traded in a market which is Determined by an Expert to have adequate liquidity, the fair market value of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights during the period of five trading days on the relevant market commencing on such date (or, if later, the first such trading day such options, warrants or other rights are publicly traded) or such shorter period as such options, warrants or other rights are publicly traded;

          (D) any cash Dividend declared or paid in a currency other than Swiss Francs shall be converted into Swiss Francs at the rate of exchange used to determine the amount payable to shareholders who were paid or are to be paid the cash Dividend in Swiss Francs; and

          (E) any other amount or value in a currency other than Swiss Francs shall be converted into Swiss Francs at the Screen Rate on that date;

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     "Final Date for Acceptance" means, in respect of any Offer, the final date for acceptance of such Offer, which, if such Offer is extended prior to such final date, shall be the final date for acceptance of such extended Offer;

     "Financial Year" means, in respect of any Person, any accounting period in respect of which audited financial statements of such Person have been published or are expected to be published;

     "Fixed Amount" means the amount payable under Condition 1 (Fixed Amount);

     "Fixed Amount Notional Amount" means, in respect of any date, the Notional Amount multiplied by the Relevant Proportion applicable to that date;

     "Independent Appraiser" means an independent investment bank and/or a firm of accountants that is, in either case, of international repute, appointed by the Company to assist in the determination of the Fair Market Value of the outstanding obligations of the Company under this Agreement;

     "Initial Number of Units" means the number of Units equal to the Notional Amount divided by the Initial Reference Price;

     "Initial Payment" means an amount in CHF equal to the Initial Reference Price multiplied by the Initial Number of Units multiplied by 0.9201);

     "Initial Reference Price" means the arithmetic average of the Volume Weighted Average Price of Adecco Shares for the following five Business
     Days: 8 November 2006, 9 November 2006, 10 November 2006, 13 November 2006 and 14 November 2006, provided that the minimum Initial Reference Price shall not be less than CHF75.00;

     "Items" means the provisions set out in Schedule 2 (Adjustment Provisions) and any reference to a numbered "Item" is a reference to the correspondingly numbered provisions thereof;

     "Jacobs Family Council" means der "Jacobs Familienrat", an association incorporated as per Article 60ss of the Swiss Civil Code;

     "Loss" means any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses reasonably incurred and duly documented and any value added tax thereon);

     "Market Factors" means, the trading of the shares of Adecco, interest rates, the expected future dividends payable on and future volatility of Adecco Shares, any amount due to be paid between the Obligation Valuation Date and the Regulatory Termination Date or Event of Default Termination Date (as applicable) and any other factors considered appropriate for consideration by the Independent Appraiser for purposes of calculating the Fair Market Value or (if Fair Market Value is being calculated by the Calculation Agent) which the Calculation Agent considers any

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     Independent Appraiser would consider appropriate if appointed, including, without limitation, the trading of any publicly tradable security linked to the shares of Adecco;

     "Market Value" means in respect of the Exchange Property on any day:

     (i)  with respect to any cash amount the amount of such cash; and

     (ii) with respect to any other property, the amount which the Bank determines (in good faith and in a commercially reasonable manner) would be the net proceeds of an immediate sale of such property, and if any such amount or value is in a currency other than CHF, it shall be converted into CHF at the Screen Rate on that date;

     "Maturity Date" means 10 March 2008;

     "Notional Amount" means an amount in CHF equal to the Initial Reference Price multiplied by 12,000,000;

     "Number of Called Units" means, as of any date, the aggregate number of Units in respect of which the Bank has exercised the Call Option up to (and including) such date;

     "Number of Outstanding Units" means, in respect of any date, the Initial Number of Units less the Number of Called Units as of such date;

     "Number of Settlement Units" means the arithmetic average of the Daily Settlement Calculation determined in respect of each Calculation Day in the Determination Period;

     "Obligation Valuation Date" means the date which is 15 Business Days prior to the Event of Default Termination Date or the Regulatory Termination Date (as applicable);

     "Offer" means, in respect of any Relevant Securities, an offer to acquire such Relevant Securities, whether expressed as a legal offer, an invitation to treat, a scheme with regard to such acquisition or in any other way, in circumstances where such offer is available to all holders of such Relevant Securities or all holders of such Relevant Securities other than any such holder who is the person making such offer (or any associate of such person) or who is excluded from the offer by reason of being connected with one or more specific jurisdictions;

     "Offer Closing Date" means, in relation to any Offer, the date of receipt by the Company of the Offer Consideration;

     "Offer Consideration" has the meaning given in Item 1(c) (Offers and Schemes - Adjustment to the Exchange Property);

     "Option Exercise Value" means the product of the Initial Reference Price increased by the Exchange Premium and then multiplied by the number of Units the subject of the Exercise Notice;

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     "Payment Date" means the day that falls 2 Business Days immediately after the Maturity Date;

     "Person" means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality;

     "Premium Exchange Ratio" means the ratio determined in accordance with the following formula:

                                          EP X IRP
                               PER = 1 - ----------
                                            CDRP

     where:

     (i)  "PER" is the Premium Exchange Ratio;

     (ii) "EP" is the Exchange Premium;

     (iii)"IRP" is the Initial Reference Price; and

     (iv) "CDRP" is the Calculation Day Reference Price;

     "Process Agent" means the Person specified in the document(s) delivered to the Bank pursuant to Clause 3(b)(ii) (Process agent's acceptance) as the Company's agent for service of process in England;

     "Purchase Price" means the aggregate price paid by the Company for the Initial Number of Units.

     "Rate of Interest" means 1.00 per cent. per annum;

     "Realisation Proceeds" means the proceeds of sale (after the deduction of costs and expenses of such sale) of the relevant Exchange Property or the relevant dividends or other income or distributions or rights carried out by a broker or investment bank selected by the Calculation Agent, on an arm's length basis (converted if necessary into Swiss Francs at the Screen Rate on the date of receipt of such proceeds);

     "Regulatory Call Notice" has the meaning given to it in Condition 3(d) (Termination at the option of the Company following a Regulatory Event);

     "Regulatory Event" means:

     (i)   an Anti-Trust Event; or

     (ii)  a Tax Event; or

     (iii) any change in law which results or will result in it becoming unlawful for the Company to perform or comply with any of its obligations under or in respect of this Agreement;

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     "Regulatory Termination Date" means the date specified as such in any
     Regulatory Call Notice by the Company, which date shall not be less than 20 Business Days and not more than 45 Business Days from the date on which the Regulatory Call Notice is delivered to the Bank;

     "Related Party" means, in respect of any Person, any affiliate of that Person or any officer, director, employee or agent of that Person or any such affiliate or any Person by whom any of them is controlled (where the terms "affiliate" and "controlled" have the meanings given to them by the Securities Act and the regulations thereunder);

     "Relevant Assets" has the meaning given in Item 4(a) (Reorganisation - Adjustment event);

     "Relevant Exchange" means:

     (i) in respect of the Closing Date, the SWX Swiss Exchange or virt-x, as determined by the Calculation Agent; and

     (ii) in respect of any subsequent date, if the Exchange Property includes any Relevant Securities which are not then admitted to trading and/or quotation by the SWX Swiss Exchange, in respect of each class or series of such Relevant Securities, the stock exchange and/or quotation system which is Determined by an Expert to be the principal stock exchange and/or quotation system by which such Adecco Shares or Relevant Securities are then admitted to trading and/or quotation;

     "Relevant Individual" means any individual who is a shareholder (directly or indirectly), officer, director or employee of the Company who has knowledge of this Agreement;

     "Relevant Price" means, in respect of any day, the relevant price as obtained or derived from such stock exchange or other securities market on which such Relevant Security is principally traded on that Trading Day or if that day is a Trading Day but no transaction in respect of the Relevant Security takes place on that Trading Day, the average of the closing bid and offer prices on that day in respect of the Relevant Security as derived from such stock exchange or other securities market or if that day is not a Trading Day, the price determined as provided above on the immediately preceding Trading Day;

     "Relevant Proportion" means:

     (i) in relation to any period or date, the proportion determined by dividing the Number of Outstanding Units at the end of such period or date by the Initial Number of Units; and

     (ii) in relation to the Maturity Date, the proportion determined by dividing the Number of Outstanding Units on the Maturity Date by the Initial Number of Units;

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     "Relevant Securities" means any securities that are at the relevant time included in the Exchange Property or, where the context requires, any securities of the same class or series;

     "Reorganisation" means any scheme of arrangement, reorganisation, amalgamation, reconstruction, merger, demerger or any similar event of any company or companies (whether or not involving a liquidation or dissolution);

     "Rights Issue" means, in respect of any Relevant Securities, an offering by way of rights to holders of such Relevant Securities (or any of them) of further such Relevant Securities or other securities, or options, warrants or rights to subscribe or purchase further such Relevant Securities or other securities;

     "Screen Rate" means, on any day, and, in respect of the translation of one currency into another currency, the rate of exchange between such currencies appearing on Reuters page CHFX= on that day, or, if that page is not available or that rate of exchange does not appear on that page on that day, the rate of exchange between such currencies appearing on such other screen or information service, or determined in such other manner, as the Calculation Agent shall determine;

     "Securities Act" means the United States Securities Act of 1933;

     "Security Documents" means the documents listed in Schedule 3 (The Security Documents);

     "Subsidiary" means, in relation to any Person (the "first Person") at any particular time, any other Person (the "second Person"):

     (i) whose affairs and policies the first Person controls or has the power to control, whether by ownership of share capital, contract, the power to appoint or remove members of the governing body of the second Person or otherwise; or

     (ii) whose financial statements are, in accordance with applicable law and generally accepted accounting principles, consolidated with those of the first Person;

     "Takeover Event" means any Adjustment Event referred to in Item 1 of the Adjustment Provisions;

     a "Tax Event" will occur if:

     (i) the Company has or will become obliged to pay additional amounts as provided or referred to in Condition 1 (Fixed Amount) as a result of any change in, or amendment to, the laws or regulations of Switzerland or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which

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

          change or amendment becomes effective on or after the date of this Agreement; and

     (ii) such obligation cannot be avoided by the Company taking reasonable measures available to it; and

     (iii) the Company will be obliged to commence paying such additional amounts in relation to an amount payable under this Agreement within no more than 12 calendar months; and

     (iv) the Company has delivered to the Bank an opinion of independent legal advisers of recognised standing to the effect that the Company has or will become obliged to pay such additional amounts as a result of such change or amendment;

     "Trading Day" means any day that is a trading day on each Relevant Exchange other than a day on which any Relevant Exchange is scheduled to close prior to its regular weekday closing time;

     "Unit" means, initially, one Adecco Share and, thereafter, on any day "Unit" means the property comprising a pro rata share of the Exchange Property equal to the total amount of Exchange Property as at the date the property is delivered divided by the Number of Outstanding Units; and

     "Volume-Weighted Average Price" means, in respect of an Adecco Share or any Relevant Security on any day, the order book volume-weighted average price of an Adecco Share appearing on the Relevant Exchange (or such other source as shall be Determined by an Expert) on such day; provided that (other than for the purpose of the definition of Current Market Price), if on any such day such price is not available or cannot otherwise be determined as provided above, the Volume-Weighted Average Price of an Adecco Share in respect of such day shall be the Volume-Weighted Average Price, determined as provided above, on the immediately following day on which the same can be so determined.

1.2 Terms defined in the Adjustment Provisions and the Conditions have the same meaning when used in this Agreement.

1.3  Clauses and Schedules

     Any reference in this Agreement to a Clause, a sub-clause or a Schedule is, unless otherwise stated, to a clause or sub-clause hereof or a schedule hereto.

1.4  Legislation

     Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

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1.5  Headings

     Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

1.6  Agreed Form

     Any reference herein to a document being in "agreed form" means that the document in question has been agreed between the proposed parties thereto, subject to any amendments that the parties may agree upon prior to the Closing Date.

2.   INITIAL PAYMENT; FURTHER PAYMENTS AND DELIVERIES

2.1  Initial Payment

     Subject to Clause 3 (Conditions Precedent), in consideration of the Company agreeing to make the payments and deliveries set out in this Agreement (including in the Conditions), the Bank agrees to pay the Initial Payment to the Company on the Closing Date.

2.2  Further Payments and Deliveries

     Subject to the Bank making the Initial Payment in accordance with Clause
     2.1 (Initial Payment), the Company shall make the payments and deliveries set out in this Agreement (including the Conditions), all subject to and in accordance with the provisions of this Agreement.

3.   CONDITIONS PRECEDENT

     The Bank shall only be under an obligation to make the Initial Payment if:

     (a) Security Documents: the Company enters into the Security Documents on or prior to the Closing Date;

     (b) Closing documents: the Bank receives on (or, in the case of the evidence referred to in sub-paragraph (ii), on or before) the Closing
          Date:

          (i) Legal opinions: legal opinions dated the Closing Date and addressed to the Bank from Bar & Karrer, Niederer Kraft & Frey and Clifford Chance, each in the form attached;

          (ii) Process agents' acceptances: evidence that a Person in England has agreed to receive process on behalf of the Company in accordance with Clause 12.5 (Process Agent) in the manner specified therein; and

          (iii) Most recent Financial Statements: a copy of the Company's audited financial statements dated 30 September 2006; and

          (iv) Auditor's Comfort Letter: a comfort letter from the Company's auditors addressed to the Bank confirming that, except as otherwise disclosed to the Bank in writing, in the period between 1 October 2006 and the date of this Agreement, the Company has not undertaken any business other than to enter into this Agreement, the Security Documents and the transactions contemplated hereby or thereby and has not to the best of its knowledge incurred any additional liabilities exceeding CHF 50,000.00 in total other than as disclosed to the Bank in writing on or prior to the date of this Agreement;

     (c) No material adverse change: there has, since the date of this Agreement, been no adverse change, or any development reasonably likely to involve an adverse change, in the condition (financial or otherwise) or general affairs of the Company or any of its Subsidiaries that is material in the context of this Agreement; and

     (d) Accuracy of representations: the representations and warranties by the Company in this Agreement, including the representations and warranties made in relation to any Relevant Individual, are true and correct on the date of this Agreement and on each date on which they are deemed to be repeated and would be true and correct if they were repeated on the Closing Date with reference to the facts and circumstances then subsisting, provided, however, that the Bank may, at its discretion, waive satisfaction of any of the conditions specified in this Clause 3.

4.   TERMINATION

4.1  Bank's right to terminate

     The Bank may give a termination notice to the Company at any time prior to the payment of the Initial Payment to the Company on the Closing Date if:

     4.1.1 Inaccuracy of representation: any representation and warranty by the Company in this Agreement, including the representations and warranties made in relation to any Relevant Individual, is or proves to be untrue or incorrect in any material respect on the date of this Agreement or on any date on which it is deemed to be repeated;

     4.1.2 Breach of obligation: the Company fails to perform any of its obligations under this Agreement; or

     4.1.3 Failure of condition precedent: any of the conditions in Clause 3 (Conditions precedent) is not satisfied or waived by the Bank on the Closing Date.

4.2  Consequences

     Upon the giving of a termination notice under Clause 4.1 (Bank's right to terminate) and subject to Clause 4.3 (Saving), each of the Bank and the Company shall be discharged from performance of its obligations under Clause 2 (Initial Payments; Further Payments and Deliveries).

4.3  Saving

     A discharge pursuant to Clause 4.2 (Consequences) shall not affect the other obligations of the parties to this Agreement in relation to the period before such discharge is effective (including in relation to any liabilities arising out of or in connection with any thing, act or omission during such period) and shall be without prejudice to accrued liabilities.

5.   REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE COMPANY

5.1  Company's representations

     The Company represents and warrants to the Bank that:

     5.1.1 Incorporation, capacity and authorisation: the Company is duly incorporated, and validly existing under the laws of Switzerland with full power and capacity to own or lease its property and assets and to conduct its business and is lawfully qualified to do business in those jurisdictions in which business is conducted by it; the Company has full power and capacity to enter into this Agreement and to undertake and perform the obligations expressed to be assumed by it herein, and the Company has taken all necessary action to approve and authorise the same;

     5.1.2 No breach: the execution of this Agreement and the undertaking and performance by the Company of the obligations expressed to be assumed by it herein will not conflict with, or result in a breach of or default under, the laws of Switzerland, any agreement or instrument to which it is a party or by which it is bound or in respect of indebtedness in relation to which it is a surety or any provision of the constitutive documents of the Company;

     5.1.3 Legal, valid, binding and enforceable: subject to any qualifications expressed in any of the legal opinions referred to in Clause 3(b)(i) (Conditions Precedent - Closing documents - Legal opinions), this Agreement constitutes legal, valid, binding and enforceable obligations of the Company;

     5.1.4 Validity of Security Documents: each of the Security Documents will, on the Closing Date, be effective to grant valid security over the property expressed to be subject to the security interest it purports to create, subject only to the matters referred to in the legal opinions of Bar & Karrer and Niederer Kraft & Frey to be delivered to the Bank on the Closing Date;

     5.1.5 Status: this Agreement constitutes direct, general and unconditional obligations of the Company, secured by the security interests granted in the Security Documents;

     5.1.6 Approvals: all authorisations, consents and approvals required by the Company in connection with the execution of this Agreement and the performance by the Company of the obligations expressed to be undertaken by it herein and therein have been (or will, prior to the Closing Date, be) obtained and are (or will, on the Closing Date, be) in full force and effect;

     5.1.7 Taxation: all payments by the Company under this Agreement, may be made free and clear of, and without withholding or making any deduction for or on account of, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Switzerland or any political subdivision or authority thereof or therein having power to tax;

     5.1.8 No material litigation: save as disclosed to the Bank prior to the date hereof, there are no litigation or arbitration proceedings against or affecting the Company, any of its Subsidiaries or any of their respective assets or revenues, nor is the Company aware of any pending or threatened proceedings of such kind, which are or might be material in the context of this Agreement;

     5.1.9 Financial statements: the Company's financial statements for the period ending 30 September 2006 were prepared in accordance with accounting principles generally accepted in Switzerland and consistently applied and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Company as at the date of which they were prepared and the result of the Company's operations during the period then ended;

     5.1.10 No business conducted: since 1 October 2006, the Company has not, except as disclosed to the Bank in writing prior to the date of this Agreement and/or as reflected in the Company's financial statements as of 30 September 2006, undertaken any business other than to enter into this Agreement, the Security Documents, the transactions contemplated hereby and thereby and any act incidental or necessary in connection with the foregoing or, to the best of its knowledge, incurred any additional liabilities exceeding CHF 50,000.00 in total;

     5.1.11 No material adverse change: save as disclosed to the Bank prior to the date hereof, and since 1 October 2006, there has been no adverse change, or any development reasonably likely to involve an adverse change, in the condition (financial or otherwise) or general affairs of the Company or any of its Subsidiaries that is material in the context of this Agreement; and

     5.1.12 No Event of Default: no event has occurred which is or would (with the passage of time, the giving of notice or the making of any determination) become an Event of Default.

5.2  Further representations

     The Company, in relation to itself and each Relevant Individual, and having made due enquiry as to the situation in respect of each Relevant Individual, represents and warrants to the Bank that:

     5.2.1 save as disclosed to the Bank in writing on or prior to the date of this Agreement, neither the Company nor any Relevant Individual is, or could reasonably be expected to be, in possession of information relating, directly or indirectly, to Adecco or to the Adecco Shares which has not been made public and which if it were made public would (a) be information that would affect a reasonable Person's decision to buy, sell or hold the Adecco Shares; or (b) be likely to have a significant effect on the price (including the value) of the Adecco Shares ("inside information");

     5.2.2 neither the Company nor any Relevant Individual is, or at any time up until immediately after the termination of this Agreement will be, engaged in insider dealing in relation, directly or indirectly, to Adecco or to the Adecco Shares which is an offence under, prohibited by, conduct in respect of which a sanction may be imposed under or in breach of the requirements of any applicable legislation from time to time in force;

     5.2.3 neither the Company nor any Relevant Individual knows of any plans (which are not in the public domain) for any transaction or matter (including, without limitation, a takeover offer for Adecco) the announcement of which might (a) affect a reasonable Person's decision to buy, sell or hold the Adecco Shares; or (b) have a significant effect on, or be likely materially to affect, the price of the Adecco Shares;

     5.2.4 the Company and each Relevant Individual has complied, and will at all times fully comply, with all applicable laws, regulations and rules from time to time in force in each relevant jurisdiction with regard to this Agreement and has provided, and will, so far as they are able, at all times provide, all necessary information and has taken, and will at all times take, so far as they are able, all necessary steps to enable Adecco to comply with all applicable laws, regulations and rules from time to time in force in each relevant jurisdiction with regard to this Agreement;

     5.2.5 without prejudice to Clause 5.2.4, in relation to this Agreement, neither the Company nor any Relevant Individual is engaged in market abuse in relation, directly or indirectly, to Adecco or to the Adecco Shares which is an offence under, prohibited by, conduct in respect of which a sanction may be imposed or in breach of the requirements of any applicable legislation from time to time in force;

     5.2.6 the Company has taken independent legal advice with regard to this Agreement and to the warranties, representations and undertakings made herein and its obligations under all applicable laws and regulations and agreements entered into by the Company; and

     5.2.7 the Company has fully disclosed to the Bank its reasons and objectives in entering into this Agreement, namely to provide the financing to increase its holding in Adecco, which it hereby confirms are within its corporate powers and constitute a genuine and legitimate business and commercial purpose.

5.3  Change in matters represented

     The Company shall forthwith notify the Bank of anything which at any time prior to payment of the Initial Payment to the Company on the Closing Date has or may have rendered, or will or may render, untrue or incorrect in any material respect any representation and warranty by the Company in this Agreement as if it had been made or given at such time with reference to the facts and circumstances then subsisting.

5.4  Representations repeated

     The representations and warranties in Clause 5.1 (Company's representations) and Clause 5.2 (Further representations) shall be deemed to be repeated (with reference to the facts and circumstances then subsisting) on the Closing Date.

5.5  Restriction on Company's Activities

     The Company shall not, at any time prior to the Maturity Date or earlier termination of this Agreement, without the prior written consent of the Bank engage in any business or activity or do anything whatsoever except to:

     (a) create the security expressed to be created by the Security Documents, enter into this Agreement and the Security Documents and perform its obligations hereunder and thereunder;

     (b) enforce any of its rights, whether under any of the documents referred to in (a) above or otherwise;

     (c) pay any taxes levied against the Company by any competent taxing authority, defend any litigation initiated against it by another Person and take any other reasonable actions in relation to liabilities from time to time imposed on it or otherwise arising without its agreement; or

     (d) perform any act incidental to or necessary in connection with the activities described in paragraphs (a) to (c) above, including any acts necessary for maintaining its corporate existence.

     If the Company wishes to engage in any activity other than that expressly permitted by this Clause 5.5, it shall give notice to the Bank of the nature of the proposed activity in writing (an "Activity Notice"). Unless the Bank responds to an Activity Notice within 5 Business Days, it will be deemed to have consented to the Company engaging in the activity set out in the Activity Notice.

     Notwithstanding the above, the Company shall remain fully entitled to:

     (A) declare and make payments of dividends to its shareholders provided that after the payment of such dividends, the Company retains a minimum balance of available cash of at least CHF 1,000,000, net of all of the Company's cash liabilities that may reasonably arise under this Agreement;

     (B) enter into future intercompany loans provided that the obligations of the Company in respect of such loans (excluding payments of interest) are subordinated to the obligations of the Company under or incidental to this Agreement or as otherwise provided in Clause 5.10 (Acknowledgement of intercompany loans).

5.6  Notification

     The Company undertakes to provide written notice to the Bank as soon as reasonably practicable of it becoming aware of:

     (a) any event that results in the Company incurring, on an actual or contingent basis, any liability in excess of CHF 500,000 (other than any liability contemplated by this Agreement and the Security Documents and any temporary liability arising as a direct result of its declaring and paying a dividend to its shareholders in accordance with Clause 5.5 (Restriction on Company's Activities));

     (b)  any material pending or threatened litigation against it;

     (c) any material issues raised by the Company's auditors which would, unless rectified, cause the auditors to qualify their report; or

     (d) any other circumstances which the Company reasonably considers will have a material adverse impact on the Company's ability to satisfy its obligations under this Agreement.

5.7  Provision of Financial Statements

     The Company undertakes to provide to the Bank a copy of its annual audited financial statements as soon as practicable following its preparation of the same and in any case within 90 days of the end of each financial year of the Company.

5.8  Dealing letter

     The Company shall countersign and deliver to the Bank, not later than 30 days after the Closing Date (or such longer period as may be agreed between the parties), the letter addressed to it from the Bank relating to the terms on which the Bank may from time to time deal in any of the Adecco Shares on behalf of the Company.

5.9  Lock-up

     For a period of 90 days after the Closing Date, the Company shall procure that none of its shareholders or any of their respective Subsidiaries (it being agreed that Adecco, Barry Callebaut AG and spectramedia AG and each of their respective subsidiaries are not shareholders or Subsidiaries for the purposes of this Clause 5.9) will:

     5.9.1 Adecco Shares: issue, offer, sell, transfer, pledge or otherwise dispose of any Adecco Shares, whether directly or indirectly, or enter into any agreement to do so;

     5.9.2 Rights to Adecco Shares: issue or offer any other securities which confer a right to Adecco Shares (or any interest therein) or enter into any agreement to do so;

     5.9.3 Economic ownership of Adecco Shares: enter into any agreement that transfers or might transfer any of the economic consequences of ownership of the Adecco Shares (including, but not limited to, stock lending, derivative or hedging transactions) ; or

     5.9.4 publicly announce any intention to do any one or more things described in sub-clauses 5.9.1 to 5.9.3,

     other than, in each case, with the prior written consent of the Bank

5.10 Acknowledgement of intercompany loans

     The parties acknowledge that the Company has entered into the following intercompany loan agreements with Jacobs Holding AG: an intercompany loan agreement dated 24 January 2006 with a principal of CHF for CHF1,100,000 and an intercompany loan agreement dated 29 September 2006 with a principal of CHF for CHF600,000.

     The parties acknowledge that the Company will enter into an intercompany loan agreement with Jacobs Holding AG on or about the Closing Date for CHF15,000,000 (or such lesser amount in circumstances where the Initial Payment is greater than the Purchase Price) and may enter into an additional intercompany loan agreement on or about the Closing Date in order to cover any shortfall (and only such shortfall) that may arise between the Purchase Price and the Initial Payment (the "Intercompany Loans").

     The parties acknowledge that, under the terms of the Intercompany Loans, the obligations of the Company to Jacobs Holding AG constitute unsecured obligations. Further, only the principal amounts of such Intercompany Loans, and not interest amounts thereunder, are deferred and subordinated.

     The Company further represents and warrants that the claims of Jacobs Holding AG against the Company under the Intercompany Loan, including claims for payment of principal, will, in the event of liquidation, dissolution or winding-up, insolvency or other proceeding for the avoidance of insolvency of the Company, be subordinated in right of payment to any and all claims of the Bank towards the Company under or incidental to this Agreement so that in any such event no amount shall be payable in respect of the Intercompany Loan until all such claims of the Bank shall have first been satisfied in full.

     The Company undertakes that it will not, without the prior written consent of the Bank, take any steps to amend or vary any provision of the Intercompany Loans, or take any other action or permit anything to be done which would have the effect of affecting the Bank's priority including, without limitation, repaying any principal amount outstanding under the Intercompany Loans; provided, however, that notwithstanding the above, the Company may make payments of principal if following any such payment of principal the Company retains a minimum balance of available cash of CHF1,000,000.

6.   INDEMNIFICATION

     The Company undertakes to the Bank that if the Bank or any of the Bank's Related Parties incurs any Loss (acting reasonably) arising out of, in connection with or based on:

     (a) Misrepresentation: any inaccuracy of any representation and warranty by the Company in this Agreement (on the date of this Agreement or on any date when it is deemed to be repeated); or

     (b) Breach: any breach by the Company of any of its undertakings in this Agreement,

     the Company shall pay to the Bank on demand an amount equal to such Loss provided that the Company shall have no such obligation to the extent such Loss is caused by the Bank's negligence, fraud or wilful misconduct. The Bank shall not have any duty or other obligation, whether as fiduciary or trustee for any of its Related Parties or otherwise, to recover any such payment or to account to any other Person for any amounts paid to it under this Clause.

7.   PAYMENTS

(a) Payments by credit transfer: Payments in respect of this Agreement shall be made by transfer to a CHF account maintained by the payee as from time to time notified to the Bank or the Company in writing by the Company or the Bank, as applicable (for value the due date, or, if the due date is not a Business Day, for value the next succeeding Business Day).

(b) Payments subject to fiscal laws: All payments in respect of this Agreement are subject in all cases to any applicable fiscal or other laws and regulations in the place of payment, but without prejudice to the provisions of Condition 5 (Taxation). No commissions or expenses shall be charged to the Bank in respect of such payments.

(c) Payments on business days: The Bank shall not be entitled to any interest or other payment in respect of any delay in payment resulting from the due date for a payment not being a Business Day.

8.   LIMITED RECOURSE

     Other than in the case of a breach by the Company of any of the representations in Clause 5.1 (Company's Representations) and Clause 5.2 (Further Representations) (in respect of which the Bank shall only have recourse against the Company and its assets), the Bank shall not be entitled to have recourse, for the payment or recovery of any monies owing to it, or for the performance of any delivery obligation owing to it by the Company under this Agreement, to any asset of the Company or any Relevant

     Individual except to the extent permitted by the Security Documents. Any obligations of the Company or any Relevant Individual shall be construed accordingly.

     Accordingly the Bank agrees that it shall not, except as set out above:

     (i) take any corporate action or other steps or legal proceedings for the winding-up, bankruptcy, dissolution or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of the Company or of any or all of the revenues and assets of the Company or any Relevant Individual or any analogous action or steps; or

     (ii) have any right to take any steps for the purpose of obtaining payment of any amounts payable to it, or performance of any delivery obligations owing to it, under this Agreement by the Company and shall not take any steps to recover any debts whatsoever owing to it by the Company under this Agreement, except as permitted by the Security Documents.

9.   FEES AND EXPENSES

9.1  Costs and expenses

     Each party shall be responsible for the costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the Security Documents to which it is a party.

9.2  Base Structuring Fee

     On the Closing Date, the Company shall pay to the Bank a base structuring fee of 1 per cent. of the Initial Payment.

9.3  Discretionary Structuring Fee

     The Company shall, at its discretion, pay to the Bank a further structuring fee of up to 0.5 per cent. of the Initial Payment. Such structuring fee (if any) shall be paid no later than 30 days after the Closing Date.

9.4  Stamp duties

     The Company shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the execution of this Agreement, and the Company shall indemnify the Bank against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) which it may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

10.  TIME

     Any date or period specified herein may be postponed or extended by mutual agreement among the parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

11.  NOTICES

11.1 Addresses for notices

     All notices and other communications hereunder shall be made in writing and in English (by letter or fax) and shall be sent as follows:

     11.1.1    Company: if to the Company, to it at:

               Triventura AG
               c/o Jacobs Holding AG
               Seefeldquai 17
               CH-8008 Zurich
               Switzerland

               Fax:       +41 44 388 6155
               Attention: Company Secretary and Chief Financial Officer

     11.1.2    Bank: if to the Bank, to it at:

               c/o Deutsche Bank AG, London Branch
               3a London Wall Buildings
               London Wall
               London EC2M 5PD
               United Kingdom

               Fax:       +44 20 7547 3102
               Attention: General Counsel, Legal Department

               With copy to:

               Deutsche Bank AG, London Branch
               Winchester House
               1 Great Winchester Street
               London EC2N 2DB
               United Kingdom

               Fax:       +44 11 3336 2807 and +49 69 910 38673
               Attention: Strategic Equity Transaction Group

11.2 Effectiveness

     Every notice or other communication sent in accordance with Clause 11.1 (Addresses for notices) shall be deemed given:

     (a) if delivered personally, when the person delivering the notice obtains the signature of a person at the address referred to in Clause 11.1 (Addresses for notices);

     (b)  if sent by post, two Business Days after posting it; and

     (c) if sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine,

     provided, however, that any such notice or other communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding Business Day in the place of the addressee.

11.3 A copy of any Regulatory Call Notice or Exchange Property Settlement Notice shall be delivered to the Calculation Agent promptly upon it being sent to the Bank.

12.  LAW AND JURISDICTION

12.1 Governing law

     This Agreement is governed by, and shall be construed in accordance with, English law.

12.2 English courts

     The courts of England have exclusive jurisdiction to settle any dispute (a "Dispute"), arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or the consequences of its nullity.

12.3 Appropriate forum

     The parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

12.4 Rights of the Bank to take proceedings outside England

     Clause 12.2 (English courts) is for the benefit of the Bank only. As a result, nothing in this Clause 12 (Law and jurisdiction) prevents the Bank from taking proceedings relating to a Dispute ("Proceedings") in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent Proceedings in any number of jurisdictions.

12.5 Process agent

     The Company agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to the Process Agent at its registered office for the time being or at any address of the Company in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985. If such Person is not or ceases to be effectively appointed to accept service of process on behalf of the Company, the Company shall, on the written demand of the Bank addressed to the

     Company and delivered to the Company appoint a further Person in England to accept service of process on its behalf and, failing such appointment within 15 days, the Bank shall be entitled to appoint such a Person by written notice addressed to the Company and delivered to the Company. Nothing in this paragraph shall affect the right of the Bank to serve process in any other manner permitted by law. This Clause applies to Proceedings in England and to Proceedings elsewhere.

13.  RIGHTS OF THIRD PARTIES

     A Person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

14.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement between the parties.

15.  DISCLOSURE

     Each of the parties acknowledges and agrees that (a) the other shall be entitled to disclose to all relevant authorities in any relevant jurisdiction(s) any documents which it is from time to time required to disclose by law, rule or regulation and (b) such documents may include this Agreement and the Security Documents.

AS WITNESS the hands of the duly authorised representatives of the parties to this Agreement the day and year first before written.

                                   SCHEDULE 1
                                   CONDITIONS

1.   FIXED AMOUNT

     The Fixed Amount will accrue under this Agreement as provided in this Condition and will be paid by the Company to the Bank on the date specified herein. The Fixed Amount will accrue at the Rate of Interest from (and including) the Closing Date to (but excluding) the Maturity Date.

     The Fixed Amount shall be payable in arrear on the Payment Date.

     The Fixed Amount payable in respect of this Agreement shall be calculated by (a) applying the Rate of Interest to the aggregate of the Fixed Amount Notional Amounts relating to each day in the Calculation Period divided by 365 and (b) rounding the resulting figure to the nearest CHF 0.01 (half a CHF 0.01 being rounded upwards).

     By entering into this Agreement, the Company and the Bank have assumed that the Fixed Amount payable is not and will not become subject to Swiss Anticipatory Tax. Accordingly, the Company acknowledges and agrees that the Fixed Amount set out in and calculated in accordance with this Agreement shall constitute minimum interest rates, which if Swiss Anticipatory Tax should apply, shall be adjusted as follows:

     (i) any payment of the Fixed Amount shall be increased to an amount which (after making any deduction of the Non-refundable Portion (as defined below) of Swiss Anticipatory Tax) results in a payment to the Bank of an amount equal to the payment which would have been due had no deduction of Swiss Anticipatory Tax been required. For this purpose, the Swiss Anticipatory Tax shall be calculated on the full grossed-up Fixed Amount and "Non-refundable Portion" shall mean Swiss Anticipatory Tax at the standard rate from time to time (35 per cent. at the date of this Agreement) unless a tax ruling by the Swiss Federal Tax Administration confirms that the Non-refundable Portion is, pursuant to any applicable double taxation treaties, specified at a lower rate in relation to the Bank in which case such lower rates shall apply;

     (ii) the Company shall provide the Bank with the documents required by law and applicable double taxation treaties for the Bank to prepare claims for the refund of any Swiss Anticipatory Tax so deducted;

     (iii) if any amount has been paid to the Bank in respect of which Swiss Anticipatory Tax has been paid by the Company and the Bank determines that such amount has been refunded to it by the Swiss tax authorities, it shall promptly reimburse the Company such amount as will leave the Bank in the same position as if there had been no Swiss Anticipatory Tax;

     provided, however, that no such additional amounts shall be payable under this Condition 1 where such additional amounts are required solely as a result of a change of the transaction structure by the Bank compared with the transaction structure as submitted to the Swiss Federal Tax Administration in the ruling dated 27 September 2006 and accepted by the Swiss Federal Tax Administration on 16 October 2006.

     For the purpose of this Condition 1, "Swiss Anticipatory Tax" means any withholding tax on the payment of interest and dividends (including constructive dividends) in accordance with the Swiss Federal Statute on Anticipatory Tax of 13 October 1965 (as amended from time to time).

2.   CALL OPTION

     The Bank shall be entitled (but shall not be obliged) to terminate this Agreement early in respect of any number of Units up to the Number of Outstanding Units, subject to the provisions of this Condition 2 (the "Call Option") at any time during the period from (and including) the day which is 9 calendar months after the Closing Date to (but excluding) the earlier to occur of (A) the day falling 7 Business Days prior to the Maturity Date and (B) the date on which a Regulatory Call Notice is effective (the "Exercise Period").

     The Bank may exercise the Call Option on more than one occasion during the Exercise Period until the Number of Outstanding Units equals zero.

     In order to exercise the Call Option the Bank must, not later than 5 Business Days prior to the settlement date (which shall be a Business Day) proposed by it (the "Settlement Date") give written notice (an "Exercise Notice") to the Company specifying the number of Units in respect of which the Bank wishes to exercise the Call Option and the Settlement Date; provided, however, that any purported exercise of the Call Option shall be ineffective if the Company gives a Regulatory Call Notice to the Bank under Condition 3(d) (Termination at the Option of the Company following a Regulatory Event) which is effective on or before the date that the relevant Exercise Notice is effective. The number of Units the subject of an Exercise Notice must be a number which will result in the Option Exercise Value being not less than CHF 100,000.00.

     Following the exercise of the Call Option, the Company will Deliver to the Bank, or as the Bank directs, on the Settlement Date the number of Units determined in accordance with the following formula:

                                        NEU
                                   N = ------
                                       1 + EP

     where:

     (i)   "N" is the number of Units to be Delivered;

     (ii)  "NEU" is the number of Units specified in the Exercise Notice; and

     (iii) "EP" is the Exchange Premium,

     (the "Call Option Delivery Amount".)

3.   TERMINATION

(a) Termination at Maturity: Unless the Agreement has previously terminated pursuant to Condition 3(b), 3(c) or 3(d), the Company will, 2 Business Days following the end of the Determination Period, deliver to the Bank the Number of Settlement Units.

     Upon receipt by the Bank of the Number of Settlement Units in accordance with this Condition 3(a), no further payments or Deliveries will be required to be made by the Company under this Agreement.

(b) Early Termination: If, prior to the Maturity Date, the Number of Outstanding Units has been reduced to zero (the "Early Termination Date"), the Company will not be required to make any further payments or Deliveries under this Agreement. In this event, no payment is required under Schedule 1, Condition 1 (Fixed Amount).

(c) Termination following an Event of Default: If at any time an Event of Default occurs, and is continuing, then the Bank may, by written notice to the Company (a "Termination Notice"), declare that this Agreement will terminate on the specified Event of Default Termination Date. Following the delivery of a Termination Notice, the Company shall, on the Event of Default Termination Date, Deliver to the Bank (or as the Bank directs), the lower of:

     (i) the Number of Outstanding Units, provided, however, that, if the Company Delivers the Number of Outstanding Units to the Bank in accordance with this paragraph (i), then it shall also pay to the Bank (or as the Bank directs) on the Event of Default Termination Date an amount equal to the Dividends; and

     (ii) such number of Units and cash (limited to the cash standing to the balance of the Account (as defined in the Account Pledge Agreement dated on or about the date of this Agreement between the Company and the Bank) as at the Event of Default Termination Date) as has, on the Obligation Valuation Date, a Market Value equal to the Fair Market Value.

     Upon receipt by the Bank of the Units and cash (if applicable) in accordance with this Condition 3(c), no further payments or Deliveries will be required to be made by the Company under this Agreement and, for the avoidance of doubt, no payment will be required under Schedule 1, Condition 1 (Fixed Amount).

(d) Termination at the option of the Company following a Regulatory Event: The Agreement may be terminated at the option of the Company following the occurrence of a Regulatory Event.

     In order to exercise such option, the Company must give a written notice (a "Regulatory Call Notice") to the Bank (which notice shall be irrevocable), which notice shall:

     (i) declare that this Agreement will terminate on the Regulatory Termination Date in accordance with this Condition 3(d);

     (ii)  specify the details of the Regulatory Event; and

     (iii) specify the Regulatory Termination Date.

     Following delivery of a Regulatory Call Notice, the Company shall, on the Regulatory Termination Date, Deliver to the Bank (or as the Bank directs), the lower of:

     (A) the Number of Outstanding Units provided, however, that, if the Company Delivers the Number of Outstanding Units to the Bank in accordance with this paragraph (A), then it shall also pay to the Bank (or as the Bank directs) on the Regulatory Termination Date an amount equal to the Dividends; and

     (B) such number of Units and cash (limited to the cash standing to the balance of the Account (as defined in the Account Pledge Agreement dated on or about the date of this Agreement between the Company and the Bank) as at the Regulatory Termination Date) as has, on the Obligation Valuation Date, a Market Value equal to the Fair Market Value.

     Upon receipt by the Bank of the Units and cash (if applicable) in accordance with this Condition 3(d), no further payments or Deliveries will be required to be made by the Company under this Agreement and, for the avoidance of doubt, no payment will be required under Schedule 1, Condition 1 (Fixed Amount).

(e) For the purposes of Condition 3(c)(ii) and (d)(B) above, the Calculation Agent shall determine the Fair Market Value of the outstanding obligations of the Company under this Agreement on the Obligation Valuation Date and notify the Company of its determined Fair Market Value on the Obligation Valuation Date.

     Upon receipt of the Calculation Agent's determination of the Fair Market Value on the Obligation Valuation Date, the Company may appoint an Independent Appraiser to determine the Fair Market Value of the outstanding obligations of the Company under this Agreement as at the Obligation Valuation Date and to give notice of such appointment and determined Fair Market Value to the Calculation Agent not later than the date that is five Business Days after the Obligation Valuation Date.

     If the Calculation Agent receives a determination of the Fair Market Value from the Independent Appraiser, then it will re-determine the Fair Market Value to be the average of the Fair Market Value it previously determined and the Fair Market Value determined by the Independent Appraiser.

     The Calculation Agent shall notify the Company and the Bank of the Fair Market Value no later than the day falling 7 Business Days prior to the Event of Default Termination Date or the Regulatory Termination Date (as applicable).

4.   ADJUSTMENTS

(a) Calculation Agent: Deutsche Bank AG, London Branch shall act as calculation agent (the "Calculation Agent") under this Agreement, including with respect to any adjustments to the Exchange Property in accordance with the Adjustment Provisions.

     Whenever the Calculation Agent is required to act or to exercise judgement in any way under this Agreement, it will do so in good faith and in a commercially reasonable manner. The Calculation Agent is not acting as a fiduciary for or as an adviser to the Company, the Bank or any other Person in respect of its duties as Calculation Agent and does not assume any relationship of agency or trust in respect with or for the Company, the Bank or any other Person.

(b) Selling Agent: Deutsche Bank AG, London Branch shall act as Selling Agent (the "Selling Agent") under this Agreement, with respect to the sale of any Relevant Securities during the Disposal Period. The Calculation Agent shall give written notice to the Selling Agent of the Dividend Shortfall Amount and instruct the Selling Agent to sell such number of Relevant Securities required to raise an amount at least equal to the Dividend Shortfall Amount. The Selling Agent shall exercise its own discretion with respect to which Relevant Securities it will select to sell pursuant to this Condition. Whenever the Selling Agent is required to act or to exercise judgement in any way under this Agreement, it will do so in good faith and in a commercially reasonable manner. The Selling Agent is not acting as a fiduciary for or as an adviser to the Company, the Bank or any other Person in respect of its duties as Selling Agent and does not assume any relationship of agency or trust in respect with or for the Company, the Bank or any other Person.

(c) Adjustment Provisions: The provisions set out in Schedule 2 (Adjustment Provisions) to this Agreement shall apply to this Agreement as if the same were set out in full in this Agreement.

5.   TAXATION

     All payments under this Agreement by or on behalf of the Company shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Switzerland or any political subdivision thereof or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law.

     If the Company is required to make any such withholding or deduction by law, it shall not be required to pay any additional amounts to the Bank in respect of such withholding or deduction, except as provided in Condition 1 (Fixed Amount).

     If the Company becomes subject at any time to any taxing jurisdiction other than Switzerland, references in these Conditions to Switzerland shall be construed as references to Switzerland and/or such other jurisdiction.

     The Company represents and undertakes that it does not have, and for so long as this Agreement remains in force it shall at no time have, interest-bearing indebtedness payable to more than 20 (twenty) non-Qualifying Banks. For these purposes, "Qualifying Bank" means a financial institution which: (a) qualifies as a bank pursuant to the banking laws in force in its country of incorporation; (b) carries on a true banking activity in such jurisdiction as its main purpose; and (c) has personnel, premises, communication devices and decision-making authority of its own, all as per explanatory note of the Swiss Federal Tax Administration No. S-02-123(9.86) as amended from time to time.

     Any stamp duty or transfer charges, including Swiss Federal Stamp Duty ("Emissions- und Umsatzabgabe"), if due, as well as the fee of the Relevant Exchange, if any, payable upon or in connection with the delivery of the Exchange Property hereunder will be paid or reimbursed by the Company.

6.   EVENTS OF DEFAULT

     Each of the following with respect to a party (the "Defaulting Party") constitutes an "Event of Default":

(a) Non-payment/delivery: the Company fails to pay any amount or make any delivery in respect of this Agreement on the due date for such payment or delivery and such default continues for a period of 5 days; or

(b) Breach of other obligations: the Company defaults in the performance or observance of any of its other obligations under or in respect of this Agreement or in respect of the Security Documents, and in either case such default remains unremedied for 30 days after written notice thereof, addressed to the Company, has been delivered to the Company; or

(c) Misrepresentation: any representation made or deemed to be repeated by the Company under this Agreement proves to have been incorrect or misleading in any material respect when made or deemed to have been repeated; or

(d) Security enforced: an encumbrancer or a Person with similar functions appointed for execution (in Switzerland, a Sachwalter or Konkursverwalter) takes possession or a receiver is appointed of the whole or substantially the whole of the assets or undertaking of the Company or a distress, execution or seizure before judgment is levied or enforced upon or sued out against any substantial part of the property, assets or revenues of the Company unless discharged, stayed or removed within 30 days thereof; or

(e) Insolvency, etc.: (i) the Company is unable to pay its debts as they fall due or becomes subject to bankruptcy or composition proceedings (Nachlassverfahren), (ii) an administrator or liquidator of the Company or the whole or any part of the undertaking, assets and revenues of the Company is appointed (or application for any such appointment is made, and, except where such application is made by or on behalf of the Company, is not stayed or removed within 30 days), (iii) the Company makes a general assignment or an arrangement or composition with or for the benefit of its creditors (except in respect of any assignment, arrangement or composition that is permitted or that the Bank has consented to pursuant to Clause 5.5 (Restrictions on Company's Activities) or that the Bank has consented to pursuant to Clause 5.10 (Acknowledgement of intercompany loans) of this Agreement) or declares or enters into a moratorium (Stundung) in respect of any of its indebtedness or guarantee of any indebtedness given by it, (iv) the Company initiates or consents to proceedings relating to itself under any applicable bankruptcy, composition, Nachlassvertag, faillite, administration or insolvency law,
     (v) the Company ceases or threatens to cease to carry on all or any substantial part of its business or (vi) the Company notifies the court of its financial situation in accordance with Article 725(2) of the Swiss Code of Obligations; or

(f) Winding up, etc.: an order is made or an effective resolution is passed for the winding up, liquidation or dissolution of the Company; or

(g) Analogous event: any event occurs which under the laws of any applicable jurisdiction has an analogous effect to any of the events referred to in paragraphs (d) (Security enforced) to (f) (Winding up, etc.) above; or

(h) Failure to take action, etc.: any action, condition or thing at any time required to be taken, fulfilled or done in order (i) to enable the Company lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement, (ii) to ensure that those obligations are legal, valid, binding and enforceable and (iii) to make this Agreement admissible in evidence in the courts of Switzerland or England is not taken, fulfilled or done; or

(i) Change of control: Company ceases to be a Subsidiary of Jacobs Holding AG or the majority of the voting rights relating to the share capital of Jacobs Holding AG cease to be held by the Jacobs Family Council; or

(j) Security Documents: any of the Security Documents is not or ceases to be in full force and effect except as a result of any action or inaction by the Bank in relation to any of the Security Documents; or

(k) Attachment or seizure of assets subject to Security Documents: the assets pledged under a Security Document become subject to an attachment (Arrest), seizure (Pfandung) or an analogous event occurs under the laws of any applicable jurisdiction, and, in the case of an attachment (Arrest), such attachment (Arrest) is not removed within 90 days.

                                   SCHEDULE 2
                              ADJUSTMENT PROVISIONS

1.   OFFERS AND SCHEMES

(a)  Company's discretion

     In the event of an Offer for Relevant Securities, the Company shall have absolute discretion to accept such Offer (and in the event of such Offer consisting of alternative choices, as to which of such alternatives to accept) or reject such Offer provided that the Company may not accept any such Offer prior to the Final Date for Acceptance of the Offer.

     In relation to any scheme of arrangement, compromise, reorganisation, amalgamation, merger, demerger or reconstruction of any company or companies (whether or not involving liquidator or dissolution) (a "Scheme"), the Company shall at all times be entitled, in relation to any Relevant Securities, to exercise any rights to vote or other rights in respect of, or otherwise participate in, any such scheme of arrangement, reorganisation, amalgamation or reconstruction as it thinks fit.

(b)  Notices

     The Company shall give notice to the Bank in accordance with Clause 11 (Notices) forthwith on becoming aware of the publication or announcement of any Offer or the publication or announcement of any Scheme, and the date of any such notice is herein referred to as the "Offer Notice Date". In the event that the Company elects to accept an Offer, the Company will give notice to the Bank in accordance with Clause 11 (Notices) as soon as practicable but in any event not later than five Trading Days before the Final Date for Acceptance of the Offer.

(c)  Adjustment to Exchange Property

     If the Company accepts such Offer (or if the Relevant Securities are subject to compulsory acquisition in consequence of such an Offer) then, with effect from the Offer Closing Date, the Relevant Securities the subject of such Offer or compulsory acquisition in consequence of such an Offer shall be deemed no longer to form part of the Exchange Property and shall be deemed to be replaced, by the consideration (the "Offer Consideration") received for the Relevant Securities acquired under the Offer or pursuant to such compulsory acquisition. In any other case, the Exchange Property shall remain unadjusted.

2.   DIVIDENDS

(a) Adjustment Event: If and whenever a Dividend is declared in respect of the Adecco Shares or any Relevant Securities, the Exchange Property shall be subject to adjustment in accordance with this Item 2.

(b) Company's discretion: In the case of any Dividend consisting of alternative choices, the Company shall have absolute discretion as to which of such alternatives to accept.

(c) Payments/Adjustment to the Exchange Property: In the case of the Dividend declared during the period from and including the Closing Date to and including the date this Agreement is terminated pursuant to Schedule 1 Condition (3)(a) (Termination at Maturity) in respect of the Exchange Property, a cash payment shall be made or the Exchange Property shall be adjusted by deducting from the Exchange Property such number of Relevant Securities as are determined in accordance with the following:

     (i) if the Relevant Dividend in respect of the Exchange Property is greater than the Expected Dividend Amount, the Company shall pay to the Bank on the Maturity Date an amount equal to the amount by which the Relevant Dividend exceeds the Expected Dividend Amount; or

     (ii) if the Relevant Dividend in respect of the Exchange Property is less than the Expected Dividend Amount, the Exchange Property shall be decreased as at the Maturity Date by the subtraction of such number of Relevant Securities of the same class as the securities sold pursuant to Condition 4(b) as results from dividing the amount by which the Relevant Dividend is less than the Expected Dividend Amount (the "Dividend Shortfall Amount") by the Average Actual Sales Price of such Relevant Securities during the Disposal Period; or

     (iii) if the Relevant Dividend is equal to the Expected Dividend Amount, the Exchange Property shall not be adjusted.

     For these purposes:

     "Expected Dividend Amount" means an amount projected by the Bank equal to CHF 1.25 multiplied by the Number of Outstanding Units.

     "Relevant Dividend" means the aggregate of such portion of each Dividend paid in respect of such of the Exchange Property as relates to the Number of Outstanding Units; and if there is any doubt as to any such amount it shall be calculated by multiplying the amount of such Dividend by the product of the Number of Outstanding Units on the Maturity Date divided by the Number of Outstanding Units on the date on which such Dividend was paid.

3.   SHARE PURCHASE OR REDEMPTION

(a) Adjustment Event: If and whenever there is any purchase or redemption of Adecco Shares by Adecco, the Exchange Property shall be subject to adjustment in accordance with this Item 3 (Share Purchase or Redemption).

(b) Other Relevant Securities: In determining whether or not a purchase or redemption of Relevant Securities should require an adjustment under this
     Item 3, references in this Item 3 to Adecco Shares and Adecco shall be construed as references to such Relevant Securities and the issuer of such Relevant Securities.

(c) Effective Date: For the purposes of this Item 3, the "Effective Date" means the date on which the Adecco Shares are purchased or redeemed.

(d) Adjustment to the Exchange Property: On the Effective Date, the Exchange Property shall be adjusted by adding such further Relevant Securities, other securities or other property or assets (including cash) received by the Company in relation to the purchase or redemption and attributable to the Relevant Securities included in the Exchange Property on the Effective Date. Where the property received comprises cash, that cash is to be applied by the Company, as soon as reasonably practicable and to the extent possible to purchase additional securities in accordance with Item 10 (Purchase of Relevant Securities etc.).

(e) Effect of adjustment: With effect from and including the Effective Date the expression "Exchange Property" shall mean the Exchange Property as adjusted pursuant to Item 3(d) (Share Purchase or Redemption - Adjustment to the Exchange Property). Any such adjustment shall be subject to any subsequent adjustment pursuant to these Items.

4.   REORGANISATIONS

(a) Adjustment event: If and whenever any further Relevant Securities or other securities, property or assets (including cash) ("Relevant Assets") are issued, distributed or otherwise made available to holders of Relevant Securities pursuant to any Reorganisation, the Exchange Property shall be subject to adjustment in accordance with this Item 4.

(b) Effective Date: For the purposes of this Item 4, the "Effective Date" means the Ex Date in respect of the Relevant Assets to be issued, distributed or otherwise made available to holders of Relevant Securities pursuant to the relevant Reorganisation.

(c) Adjustment to the Exchange Property: With effect from the Effective Date, the Exchange Property shall be adjusted by adding such Relevant Assets as are attributable by virtue of the relevant Reorganisation to the Relevant Securities included in the Exchange Property on the Effective Date. To the extent that the Relevant Assets comprise cash, that cash is to be applied by the Company, as soon as reasonably practicable and to the extent possible to purchase additional securities in accordance with Item 10 (Purchase of Relevant Securities etc.).

(d) Effect of adjustment: With effect from and including the Effective Date the expression "Exchange Property" shall mean the Exchange Property as adjusted pursuant to Item 4(c) (Reorganisation - Adjustment to the Exchange Property). Any such adjustment shall be subject to any subsequent adjustment pursuant to these Items.

5.   BONUS ISSUES

(a) Adjustment event: If and whenever the issuer of any Relevant Securities shall make any Bonus Issue in respect of such Relevant Securities, the Exchange Property shall be subject to adjustment in accordance with this
     Item 5.

(b) Effective Date: For the purposes of this Item 5, the "Effective Date" means the Ex Date in respect of the Relevant Securities to be issued pursuant to the Bonus Issue.

(c) Adjustment to the Exchange Property: With effect from the Effective Date, the Exchange Property shall be adjusted by adding such further Relevant Securities as are attributable by virtue of the Bonus Issue to the Relevant Securities included in the Exchange Property on the Effective Date.

(d) Effect of adjustment: With effect from and including the Effective Date the expression "Exchange Property" shall mean the Exchange Property as adjusted pursuant to Item 5(c) (Bonus Issues - Adjustment to the Exchange Property). Any such adjustment shall be subject to any subsequent adjustment pursuant to these Items.

6.   RIGHTS ISSUES

(a) Adjustment event: If and whenever the issuer of any Relevant Securities shall make any Rights Issue in respect of such Relevant Securities, the Exchange Property shall be subject to adjustment in accordance with this
     Item 6.

(b) Effective Date: For the purposes of this Item 6, the "Effective Date" means the Ex Date in respect of the Relevant Securities or other securities, or options, warrants or rights to subscribe or purchase further Relevant Securities or other securities to be issued pursuant to the Rights Issue.

(c) Adjustment to the Exchange Property: With effect from the Effective Date, the Exchange Property shall be adjusted by the Calculation Agent, by not later than the latest day for accepting or taking up any such rights, either:

     (i) on an arm's length basis in good faith, procuring the sale by a broker or investment bank selected by the Calculation Agent of sufficient of the relevant rights to enable the whole of the balance of such rights to be taken up, procuring the application of the proceeds of sale, after the deduction of the costs and expenses of such sale, in the taking up of such rights and adding to the Exchange Property such number of Adecco Shares or other securities or options, warrants or rights as result from such taking up of rights (with, any excess proceeds of sale being added to and forming part of the Exchange Property); or

     (ii) adding to the Exchange Property such number of Adecco Shares or other securities or options, warrants or rights as would have been subscribed or purchased if sufficient rights had been sold on an arm's length basis in good faith to enable (after the deduction of the costs and expenses of such sale) the whole of the balance of such rights to be taken up together with an amount equal to what would have been any such excess proceeds of sale as aforesaid, provided that, if such rights may not be sold and the Company so elects and notifies the Bank, the Company shall use any part of the Exchange Property comprising cash to take up such rights and/or on an arm's length basis, sell sufficient Relevant Securities to enable (after the deduction of the costs and expenses of such sale) the whole of the balance of such rights to be taken up, with, in any such case, any excess proceeds of sale being added to and forming part of the Exchange Property to be applied by the Company in accordance with Item 10 (Purchase of Relevant Securities etc.).

(d) Effect of adjustment: With effect from and including the Effective Date the expression "Exchange Property" shall mean the Exchange Property as adjusted pursuant to Item 6(c) (Rights Issues - Adjustment to the Exchange Property). Any such adjustment shall be subject to any subsequent adjustment pursuant to these Items.

7.   ALTERATION TO NOMINAL VALUE

(a) Adjustment event: If and whenever there shall be an alteration to the nominal value of any Relevant Securities as a result of consolidation or subdivision, the Exchange Property shall be subject to adjustment in accordance with this Item 7.

(b) Effective Date: For the purposes of this Item, the "Effective Date" means the date on which such subdivision or consolidation becomes effective.

(c) Adjustment to the Exchange Property: With effect from the Effective Date, the securities resulting from such consolidation or subdivision, so far as attributable to the Exchange Property, shall be included in the Exchange Property.

(d) Effect of adjustment: With effect from and including the Effective Date the expression "Exchange Property" shall mean the Exchange Property as adjusted pursuant to Item 7(c) (Alteration to Nominal Value - Adjustment to the Exchange Property). Any such adjustment shall be subject to any subsequent adjustment pursuant to these Items.

8.   OTHER EVENTS; CONTEMPORANEOUS EVENTS

(a)  Adjustment event: If the Calculation Agent determines that:

     (i) an adjustment should be made to the Exchange Property as a result of one or more events or circumstances not referred to in Item 1 (Offers and Schemes) to Item 7 (Alteration to Nominal Value) (even if the relevant event or circumstance is specifically excluded from the operation of Item 1 (Offers and Schemes) to Item 7 (Alteration to Nominal Value));

     (ii) more than one event which gives rise or may give rise to an adjustment to the Exchange Property has occurred or will occur within such a short period of time that a modification to the operation of the adjustment provisions is required in order to give the intended result; or

     (iii) one event which gives rise or may give rise to more than one adjustment to the Exchange Property has occurred or will occur such that a modification to the operation of the adjustment provisions is required in order to give the intended result, the Calculation Agent shall, at its own expense, use all reasonable endeavours to procure that such adjustment (if any) to the Exchange Property as is fair and reasonable to take account thereof, and the date on which such adjustment should take effect, shall be Determined by an Expert.

(b) Effective Date: Upon such determination, the Calculation Agent shall procure that such adjustment (if any) shall be made and shall take effect in accordance with such determination, provided, however, that an adjustment shall only be made pursuant to this Item 8 if the relevant Expert is requested to make such a determination not more than 14 days after the date on which the relevant event occurs or circumstances exist.

(c) Certificate of an Expert: If any doubt shall arise as to any appropriate adjustment to the Exchange Property, the Calculation Agent shall procure that the appropriate adjustment shall be Determined by an Expert and a certificate from the relevant Expert as to the appropriate adjustment to the Exchange Property shall, in the absence of manifest error, be conclusive and binding on all concerned.

9.   NOTICE OF CHANGE IN EXCHANGE PROPERTY

     The Calculation Agent shall give notice to the Company and the Bank in accordance with Clause 11 (Notices) of any change in composition of the Exchange Property as soon as reasonably practicable following such change.

10.  PURCHASE OF RELEVANT SECURITIES ETC.

     If any cash amount or securities or other property is received under or pursuant to these Items in respect of Exchange Property which is to be added to and form part of the Exchange Property (other than (i) any Adecco Shares or Relevant Securities, or (ii) as included in the Offer Consideration received under Item 1 (Offers and Schemes)), the Company is authorised to apply such cash, or the proceeds of the sale of such securities or other property (net of any costs and expenses incurred in connection with such sale) to purchase additional Adecco Shares (not then included in the Exchange Property) or, where the Exchange Property includes securities other than Adecco Shares, additional units of such securities. Any such additional Adecco Shares or other securities purchased shall thereafter form part of the Exchange Property.

11.  MAINTENANCE OF EXCHANGE PROPERTY

(a) Ownership of Sufficient Exchange Property: At any particular time, the Company may or may not be the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement. However these Items shall be read and construed as though at all times the Company was the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement. Consequently, subject as provided in Item 11(b) (Maintenance of Exchange Property - Repurchase or Redemption of Relevant Securities), for the purposes of determining whether and to what extent any adjustment should be made to the Exchange Property at any time, for the purposes of these Items the Company shall be deemed to be entitled to receive such further or other Relevant Securities, securities, property or assets (including cash) and/or consideration on the date the Company would have been entitled to receive them/it, and to make any relevant elections in respect thereof, as it would have been entitled to receive and/or make had it at all relevant times been the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement and references in these Items to the Exchange Property being adjusted shall be construed accordingly. In particular (and without limitation):

     (i) Offers and Schemes: for the purposes of Item 1 (Offers and Schemes), the Company shall be entitled by notice to the Bank to elect to be treated as accepting (or accepting a particular alternative) or (unless the Relevant Securities are subject to compulsory acquisition) rejecting the relevant Offer as if it was the beneficial owner of the Relevant Securities the subject of such Offer;

     (ii) Rights Issues: for the purposes of Item 6 (Rights Issues), the Exchange Property shall be increased by the Relevant Securities or other securities or options, warrants or rights and any excess proceeds of sale which would have been added to the Exchange Property had the Company been the beneficial owner of the Relevant Securities included in the Exchange Property at all relevant times and complied with its obligations under Item 6 (Rights Issues) in relation thereto;

     (iii) Purchase of Relevant Securities etc: for the purposes of Item 10 (Purchase of Relevant Securities etc), if at the relevant time the Company is not the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement, such additional Adecco Shares or other securities as could have been purchased with the relevant amount of cash or, as the case may be, the net proceeds of sale of the relevant securities or other property shall be determined by the Calculation Agent;

     (iv) Realisation Proceeds: if at any time when the Realisation Proceeds of any property are to be determined the Company is not at the relevant time the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement, then the Realisation Proceeds in respect thereof shall be determined by the Calculation Agent as if the Company had at the relevant time been the beneficial owner of sufficient Exchange Property and had sold the relevant property as provided in these Items;

     (v) Sale of Exchange Property: where any of the provisions of these Items require the Company to sell any property included in the Exchange Property or deriving from it or received in respect of it, then such provisions shall operate as if the Company had sold the same as provided in these Items, and an amount equal to that which would have been the net proceeds of such sale and required to be applied as provided in these Items shall be or, as the case may be, be treated as being so applied by the Company, with any amount representing what would have been the balance of proceeds of any such sale being treated as being applied as so provided in these Items;

     (vi) Time or date of receipt: any reference in these Items to the time or date of receipt by the Company of any property or assets shall be construed as a reference to the time at, or date on, which the Company would otherwise have received or would have first been entitled to receive the same had it been the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement at all relevant times; and

     (vii) Delivery of Exchange Property: any provisions of these Items in respect of the obligation of the Company to deliver or distribute all or any part of the Exchange Property or other property or assets (including cash) shall operate as if the Company was the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement at all relevant times, and the Company shall be required to deliver or distribute the same accordingly.

(b) Repurchase or Redemption of Relevant Securities: In the event of a purchase or redemption of Relevant Securities by the issuer thereof, if at the relevant time the Company is not the beneficial owner of sufficient Exchange Property to satisfy its obligations under this Agreement, Item 3 (Share Purchase or Redemption) shall be disregarded unless and to the extent the issuer of any Relevant Securities purchases or redeems sufficient Relevant Securities such that thereafter the total outstanding Relevant Securities are less than the number required to be included in the Exchange Property, in which case to the extent of such shortfall, the Company shall be treated as if it was the beneficial owner of the number of Relevant Securities required to be included in the Exchange Property and the provisions of Item 3 (Share Purchase or Redemption) shall be deemed to apply accordingly in respect of the number of Relevant Securities representing such shortfall.

12.  REDEMPTION OR REPURCHASE OF RELEVANT SECURITIES

(a) Tender offers: If a tender or other offer is made by or on behalf of an issuer of any Relevant Securities (or any person associated with such issuer) to purchase or otherwise acquire, redeem or exchange such Relevant Securities, other than an offer to which Item 1(a) (Offers and Schemes - Company's discretion) applies, the Company shall not tender or be entitled to be treated as having tendered any such Relevant Securities which are included in the Exchange Property or be treated as having accepted any such offer in respect thereof or vote in respect of any such Relevant Securities in relation to any such tender or other offer without the Bank's approval.

(b) Optional redemption: The Company shall not exercise or be treated as having exercised any option to require the redemption or repayment of any Relevant Securities which are included in the Exchange Property prior to the final due date for redemption or repayment thereof without the Bank's approval.

13.  DETERMINED BY AN EXPERT

     In relation to any matter required by these Items to be Determined by an Expert, the Calculation Agent shall promptly appoint an Expert. If when any matter is required by these Items to be Determined by an Expert, the Calculation Agent shall within a reasonable time fail to appoint an Expert the Company shall be entitled (but not obliged) to make such appointment. In either case, any such appointment shall be for the account of the Bank.

14.  INTERPRETATION

     In this Agreement, unless otherwise specified or unless the context requires otherwise:

     (a) references to any issue or offer or grant to Adecco Shareholders "as a class" or "by way of rights" shall be construed so as to include an issue or offer or grant to all or substantially all Adecco Shareholders other than Adecco Shareholders to whom, by reason of the laws of any jurisdiction or requirements of any recognised regulatory body or any stock exchange in any jurisdiction or in connection with fractional entitlements, it is determined not to make such issue or offer or grant (and references to any issue or offer or grant to holders of any other Relevant Securities shall be similarly construed); and

     (b) headings and sub-headings are for ease of reference only and shall not affect the construction of these Items.

                                   SCHEDULE 3
                             THE SECURITY DOCUMENTS

      TITLE OF DOCUMENTS               SECURITY PROVIDER      OTHER PARTIES
----  ------------------------------   -------------------   ---------------
 1.   Share Pledge Agreement           Triventura AG          Deutsche Bank
 2.   Account Pledge Agreement         Triventura AG          Deutsche Bank
 3.   Custody Agreement                Triventura AG          Deutsche Bank
 4.   Side Letter to the Custody       Triventura AG          Deutsche Bank
      Agreement

                                   SIGNATURES

TRIVENTURA AG

By:  /s/ Conrad Meyer                   /s/ Markus Fiechter
----------------------                  ----------------------
Conrad Meyer                            Markus Fiechter


DEUTSCHE BANK AG


By:  /s/ Pierre-Alexis Renaudin         /s/ Gavan Gravesen
-------------------------------         ---------------------
Pierre-Alexis Renaudin                  Gavan Gravesen